As filed with the Securities and Exchange Commission on June 4, 1996.
                                                       Registration No. 333-
                                                       No. 333-
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    Form S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                   ----------

                         H.E.R.C. PRODUCTS INCORPORATED
             (Exact name of registrant as specified in its charter)

                      Delaware                                                     86-0570800
- --------------------------------------------------------            --------------------------------------
(State or jurisdiction of incorporation or organization)            (I.R.S. Employer Identification Number)


                             3622 North 34th Avenue
                             Phoenix, Arizona 85017
                                 (602) 233-2212
                    (Address of principal executive offices)
                                   ----------
                           Gary S. Glatter, President
                         H.E.R.C. Products Incorporated
                             3622 North 34th Avenue
                             Phoenix, Arizona 85017
                                 (602) 233-2212
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:
                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                          New York, New York 10016-2097
                                 (212) 818-8800

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                      Proposed          Proposed maximum          Amount of
Title of Securities                             Amount to be      maximum offering     aggregate offering       registration
to be registered                                 registered      price per share(1)         price(2)                 fee
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01                     3,214,902(3)           $1.93            $6,204,760.86                $2,139.57
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants                   3,214,902(3)            --                   --                          (4)
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, underlying         3,214,902(3)           $1.93            $6,204,760.86                $2,139.57
Common Stock Purchase Warrants
- ---------------------------------------------------------------------------------------------------------------------------------
Purchase Options                                   321,490(3)            --                   --                          (4)
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, underlying           321,490(3)           $1.93             $620,475.70                   $213.96
Purchase Options
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants                     321,490(3)            --                   --                          (4)
underlying Purchase Options
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, underlying
Common Stock Purchase Warrants                     321,490(3)           $1.93             $620,475.70                   $213.96
underlying Purchase Options
- ---------------------------------------------------------------------------------------------------------------------------------
         Total Fee....................................................................................................$4,707.06
=================================================================================================================================

                                                        (footnotes on next page)

(1) Based upon the market price of the Common Stock, as reported by The Nasdaq Stock Market, on May 28, 1996, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended ("Securities Act").

(2) The proposed maximum aggregate offering price, based upon the market price of the Common Stock, as reported by The Nasdaq Stock Market, on May 28, 1996, in accordance with Rules 457(c) under the Securities Act.

(3) Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may become issuable pursuant to the antidilution provisions in the option and warrant agreements under which the shares of Common stock registered hereon are issuable.

(4)      Pursuant to Rule 457(g), no registration fee is required.

         In accordance with the provisions of Rule 462 promulgated under the Securities Act, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The Registration Statement, including all exhibits and attachments, contains 28 pages.

                         H.E.R.C. PRODUCTS INCORPORATED


                              CROSS REFERENCE SHEET

         Form S-3
         Item Number and Heading                                     Caption or Location in Prospectus
         -----------------------                                     ---------------------------------

1.       Forepart of the Registration Statement and                  Outside Front Cover Page
         Outside Front Cover Page of Prospectus


2.       Inside Front and Outside Back Cover Pages                   Inside Front Cover Page
         of Prospectus


3.       Summary Information and Risk Factors                        Risk Factors


4.       Use of Proceeds                                             Use of Proceeds


5.       Determination of Offering Price                             Selling Stockholders and Plan of Distribution


6.       Dilution                                                    Not Applicable


7.       Selling Security Holders                                    Selling Stockholders and Plan of Distribution


8.       Plan of Distribution                                        Outside Front Cover Page; Selling Stockholders and
                                                                     Plan of Distribution


9.       Description of Securities to Be Registered                  Not applicable


10.      Interest of Named Experts and Counsel                       Legal Matters and Experts


11.      Material Changes                                            Recent Developments


12.      Incorporation of Certain Information by                     Incorporation of Certain Documents by Reference
         Reference


13.      Disclosure of Commission Position on                        Selling Stockholders and Indemnification
         Indemnification for Securities Act Liabilities

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    PRELIMINARY PROSPECTUS DATED JUNE 4, 1996
                              SUBJECT TO COMPLETION

PROSPECTUS

                         H.E.R.C. PRODUCTS INCORPORATED

                        7,072,784 Shares of Common Stock

         This Prospectus relates to up to 7,072,784 shares ("Shares") of Common Stock, par value $.01 per share, of H.E.R.C. Products Incorporated ("Company") that may be offered for sale for the account of certain stockholders ("Selling Stockholders") of the Company as stated herein under the heading "Selling Stockholders." No period of time has been fixed within which the Shares covered by this Prospectus may be offered or sold, except that none of the Shares may be sold prior to April 3, 1997 unless GKN Securities Corp., in its sole discretion, consents to a transfer at an earlier date. The Company has agreed to keep the Registration Statement, of which this Prospectus is a part, effective until all the Shares are sold.

         All 7,072,784 Shares offered hereby are being registered for the account of the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. However, of the 7,072,784 Shares offered hereby, 3,857,882 are issuable upon exercise of 3,536,392 warrants and 321,490 purchase options. If such warrants and purchase options are fully exercised, the Company will receive up to an aggregate of $7,373,377 in gross proceeds. See "Use of Proceeds" and "Selling Stockholders."

         All costs, expenses and fees in connection with the registration of the Shares offered by this Prospectus will be borne by the Company. Such expenses are estimated at $33,000. Brokerage commissions and discounts, if any, attributable to the sale of the Shares for the accounts of the Selling Stockholders will be borne by them.

         The Common Stock of the Company is quoted in The Nasdaq SmallCap Market under the symbol "HERC" and on the Boston Stock Exchange under the symbol "HER."

                                   ----------

           THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A
               HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY
                  INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR
                     ENTIRE INVESTMENT. SEE "RISK FACTORS."

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June ___, 1996

         No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----


AVAILABLE INFORMATION.......................................................  2
DOCUMENTS INCORPORATED BY REFERENCE.........................................  3
THE COMPANY.................................................................  3
RECENT DEVELOPMENTS.........................................................  4
RISK FACTORS................................................................  5
USE OF PROCEEDS............................................................. 10
SELLING STOCKHOLDERS........................................................ 11
PLAN OF DISTRIBUTION........................................................ 13
LEGAL MATTERS............................................................... 13
EXPERTS  ................................................................... 14
INDEMNIFICATION............................................................. 14


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission ("Commission"), in Washington, D.C., a Registration Statement on Form S-3
("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement and exhibits. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit are not complete and the description of such contract or document is qualified in its entirety by reference to such contract or document. The Registration Statement, together with the exhibits, may be inspected at the Commission's principal office in Washington, D.C. and copies may be obtained upon payment of the fees prescribed by the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such information, reports, proxy statements and other information filed by the Company under the Exchange Act may be examined without charge at the public reference facilities of the Commission, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 14th Floor, 75 Park Place, New York, NY 10007; and Room 3190, John C. Kluczynski Federal Building, 230 South Dearborn Street, Chicago, IL 60604. Copies can also be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on The Boston Stock Exchange and information concerning the Company can be inspected and copied at The Boston Stock Exchange, Inc., One Boston Place, Boston, Massachusetts 02108.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus and made a part hereof:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed with the Commission pursuant to
                  Section 13(a) of the Exchange Act;

         (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996, filed with the Commission pursuant to Section 13(a) of the Exchange Act; and

         (c) The Current Report of the Company on Form 8-K, dated February 5, 1996.

         The description of the Company's Common Stock is contained in the Company's Registration Statement on Form 8-A, declared effective by the Commission on May 10, 1994, which registration statement is also incorporated into this Prospectus by reference and made a part hereof.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus and filed with the Commission prior to the date of this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). A written or telephone request should be directed to H.E.R.C. Products Incorporated, 3622 North 34th Avenue, Phoenix, Arizona 85017, telephone number (602) 233-2212, Attention: Investor Relations.

                                   THE COMPANY

         The Company develops, manufactures and markets two principal lines of products: (i) products incorporating the Company's proprietary chemical technology, Eliminate(R), which clean and control scaling, corrosion and biological growth on surfaces and containers which are exposed to water, and
(ii) biorational agricultural products which are comprised of components existing in nature rather than components that are artificially synthesized or man-made. Until recently, the Company concentrated on developing its Eliminate-based products and its water system treatment technologies, obtaining patents and acquiring CCT Corporation ("CCT"). The Company currently is focusing on marketing its industrial and agricultural products.

         The Company's Eliminate technology was developed to respond to the disadvantages of current methods of treating water systems. Many of the chemicals used in treating water systems are corrosive and can cause scaling, and it is often difficult to achieve and maintain the correct combination of chemicals. Moreover, to the extent that chemicals used in treating water systems are toxic, corrosive or non-biodegradable, they are considered to be pollutants, subjecting the water systems to expensive clean-up and regulatory compliance costs. Many water systems also require expensive monitoring. The Company's Eliminate-based products, when added to water, dissolve and prevent scaling from the deposit of water-borne minerals and corrosion caused by oxidation, while suppressing the environment that supports components of scale and corrosion in solution. Even in its concentrated form, the Eliminate technology is non-fuming, non-abrasive and non-flammable. Many of the Company's Eliminate products are also biodegradable. The Eliminate-based products for the industrial market include Well Klean II(R) and Pipe Klean(R) (which remove encrustations from water pumping and distribution systems), Chlor*Rid(R) (which aids in the removal of chlorides, sulfates and other soluble salts from surfaces prior to coating) and Compounds 400, 360, 260, 200, COC 10-30M and Slug (which are designed for use with the Eliminate technology for treatment of cooling and other water treatment systems). These products (other than Chlor*Rid which is sold by Chlor*Rid International, Inc., an unaffiliated distributor) are sold directly by the Company. The Company's consumer products include Eliminate Shower, Tub and Tile Cleaner, Clean Sweep(R) (a swimming pool cleaner), Eliminate Evaporate Cooler Cleaner and Treatment (used to clean and maintain evaporative cooler systems) and Eliminate Toilet Bowl Cleaner are sold to the consumer market by H.E.R.C. Consumer Products Company LLC ("HCPC"), an Illinois Limited Liability Company, jointly owned by the Company and Conair Corporation ("Conair").

         Through CCT, the Company's wholly-owned subsidiary acquired in May 1995, the Company develops, manufactures and markets biorational pest management and plant growth products for the agricultural and horticultural markets. The Company believes that, in addition to expanding the Company's product offerings through the addition of CCT's product lines, CCT's established marketing organization will facilitate the Company's sales of its existing water system treatment products, although there can be no assurance of this.

         The Company was incorporated under the laws of the State of Arizona in December 1986 and was reincorporated in the State of Delaware in February 1994. The Company acquired all of the outstanding capital stock of CCT on May 1, 1995 in a merger by which CCT became a wholly-owned subsidiary of the Company. CCT was incorporated under the laws of the State of Arizona in May 1981. The Company's executive offices and manufacturing facility for its Eliminate-based products are located in Phoenix, Arizona and its telephone number is (602) 233-2212. CCT's office is located in Carlsbad, California and its telephone number is (619) 929-9228.


                               RECENT DEVELOPMENTS

         Private Offering. On April 3, 1996, the Company completed a private equity offering ("Private Placement") to accredited investors of 3,214,902 units ("Units") pursuant to an Agency Agreement ("Agency Agreement") with GKN Securities Corp. ("Placement Agent" or "GKN"). Each Unit consisted on one share of Common Stock ("Private Placement Shares") and a warrant to purchase one share of Common Stock at an exercise price of $2.00 per share ("Private Placement Warrants"). The per-Unit offering price was $.85 and the aggregate net proceeds to the Company were approximately $2,331,000. During the first three months of 1996, the Company's Chief Executive Officer, Mr. S. Steven Carl, and Chairman Emeritus, Mr. Shelby A. Carl, advanced a total of $325,000 to the Company, which debt was satisfied through the issuance of 382,353 Units in the Private Placement.

         The Private Placement Warrants are exercisable during the three-year period commencing April 3, 1996 and ending on April 3, 1999. In the event the Company has an effective registration statement covering the shares of Common Stock underlying the Private Placement Warrants ("Private Placement Warrant Shares") and provided that the last sale price of the Company's Common Stock has been at least $5.00 per share (subject to adjustment in certain circumstances) on all twenty of the trading days ending on the third business day prior to the day on which notice is given, the Company has the right to call the Private Placement Warrants for redemption at a redemption price of $.01 per Private Placement Warrant.

         Registration Rights of Private Placement Shares and Private Placement Warrant Shares. Under the terms of the Agency Agreement and the subscription agreement with each investor in the Private Placement, the Company has agreed to register the re-offer and re-sale of the Private Placement Shares and the Private Placement Warrant Shares, and certain other securities of the Company described below, by filing the registration statement of which this Prospectus is a part ("Registration Statement") under the Securities Act with the Commission and the securities laws of states reasonably selected by GKN. The Company will bear all the expenses and pay all the fees incurred in connection with the preparation, filing and modification or amendment of this Registration Statement. Each

Selling Shareholder has agreed that it will not sell any of the Private Placement Shares or Private Placement Warrant Shares registered herein prior to April 3, 1997, without the prior written consent of the Placement Agent. See "Selling Stockholders."

         Agency Agreement. The Company paid the Placement Agent a commission of $253,265 (10% of the offering price of the Units sold to non-affiliates of the Company, plus 5% of the offering price of the Units sold to affiliates of the Company) and a non-accountable expense allowance of $81,980 (3% of the gross offering proceeds). The Company has issued to the Placement Agent and its designees for $100.00 a five-year purchase option ("Purchase Option") to purchase 321,490 Units. The Purchase Option is exercisable at any time in whole or in part between April 3, 1997 and April 3, 2001, at a price per Unit of $.935 and the Units underlying the Purchase Option contain identical terms, conditions and rights as those Units sold in the Private Placement, except that the warrants underlying the Purchase Option ("Purchase Option Warrants") are not redeemable by the Company. All shares underlying the Purchase Option are being included in the Registration Statement.

         The Placement Agent has been granted a right of first refusal to underwrite any public or private sale of debt or equity securities of the Company or any subsidiary or successor of the Company during the three-year period following April 3, 1996. In addition, pursuant to the Agency Agreement, all of the officers and directors of the Company and CCT, and affiliates of such persons ("Insiders") have agreed that for a period of three years from April 3, 1996, the Placement Agent has the right, in certain circumstances, to purchase for its account or sell for the account of the Insiders, any securities sold by such persons. In addition, the Agency Agreement provides that for a period of five years from April 3, 1996, the Company will recommend and use its best efforts to elect a designee of the Placement Agent as a member of its Board of Directors. Alternatively, the Placement Agent may send an individual to observe meetings of the Board of Directors, but such observer will not be a member of the Board of Directors and will not be entitled to vote on any matters before the Board of Directors. The Placement Agent has not exercised its right to designate such a person. Such designee will receive no more or less compensation than is paid to other non-management directors of the Company and such designee or representative will be entitled to receive reimbursement for all reasonable costs incurred in attending such meeting.


                                  RISK FACTORS

         The Shares being offered hereby are speculative and should not be purchased by anyone who cannot afford a loss of their entire investment. Before making an investment in the Company, prospective investors should give careful consideration to the following risk factors inherent in and affecting the business of the Company and this offering.

         Absence of Substantial Historical Profitability; Recent Losses; Accumulated Deficit; Future Operating Results. During the last several years, the Company has concentrated on developing its various technologies, obtaining patents and acquiring the business of CCT. The Company had limited profitability in 1992 and incurred losses of $487,173, $2,068,888 and $2,482,110 in 1993, 1994 and 1995, respectively, and $424,522 for the three months ended March 31, 1996. As of March 31, 1996, the Company had an accumulated deficit of $5,849,696. Effective January 1, 1994, the Company transferred rights to manufacture and sell its consumer products to HCPC, which products accounted for 88% of the Company's revenues in 1993. As a result, the Company accounts for its investment in HCPC on the equity method and the Company's post-1993 revenues do not include sales of consumer products. There can be no assurance as to the amount of income, if any, that the Company will recognize from HCPC. The Company's revenues consist primarily of sales of its industrial products and biorational agricultural products and in the future may include the consumer products if HCPC is terminated. Inasmuch as the Company will continue to have a high level of operating expense, the Company's ability to achieve future profitability will depend upon its ability to attain corresponding increases in revenues. Given the Company's limited financial resources, high level of expenses and the competitive environments in which the Company operates, there can be no assurance that the Company will be able to generate sufficient revenues to fund its current operations. There can be no assurance that the Company will be able to generate sufficient revenues to fund its current or future operations or that the Company's future operations will be profitable.

         Significant Capital Requirements; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company is not currently generating sufficient cash flow to fund its operations, and there can be no assurance that the Company will be able to generate cash flows in the future which will be sufficient to fund its operations. Assuming no change in the level of the business of the Company, it is anticipated that the proceeds from the Private Placement will be sufficient to meet its anticipated working capital requirements for approximately 12 months thereafter. If additional financing is needed, the Company will be required to borrow, sell additional securities or seek other new sources of financing or may be required to curtail or reduce its activities. The Company has no current arrangements with respect to additional financing. There can be no assurance that any sources of additional financing will be available to the Company on acceptable terms, or at all. To the extent that any future financing involves the sale of the Company's equity securities, the interest of the Company's then-stockholders could be substantially diluted.

         Dependence on Third Party for Sales of Consumer Products; Amounts Owed by Company to Conair. HCPC was formed by Conair and the Company to manufacture and market the Company's consumer products. The Company accounts for its investment in HCPC on the equity method. Accordingly, sales of HCPC are not reported as sales of the Company. Distribution of profits are subject to
Conair's reasonable determination as to the availability of distributable profits that are not required for the future successful operation of HCPC. HCPC had net sales of $1,381,000 and a net loss of $10,000 for the year ended December 31, 1995. There can be no assurance that HCPC will be profitable in the future or that profits will be distributed from HCPC to the Company. Additionally, because the Company's investment in HCPC is zero, its proportionate share of cumulative losses (approximately $42,500 at December 31, 1995) has not been recognized to date. Through December 31, 1995, the Company received $200,000 in advances from Conair against expected profits of HCPC, which have been included in Notes Payable in the Company's financial statements. The Company has not paid this debt because it is currently having negotiations with Conair regarding an agreement pursuant to which (i) this debt will be reduced by certain amounts owed or to become owed by Conair to the Company, (ii) repayment will be made only from any cash distributions to which the Company is entitled from the HCPC joint venture and/or (iii) the debt will be paid in installments over time. There can be no assurance that the Company will be successful in its negotiations. If the sales of HCPC do not meet certain targets by December 31, 1996, it will be dissolved, in which case, the Company will market those products itself and, thereafter, the sales will be included in the consolidated sales of the Company.

         Dependence on Significant Customers for Industrial and Agricultural Products. In 1994, approximately 68%, or $282,000, of the revenues of the Company were derived from sales to Drilling Equipment Supply, Inc. ("DESI"), a wholly-owned subsidiary of Layne, Inc.; however, the Company's contract with DESI expired on August 31, 1995 and sales to DESI for 1995 were insignificant. During the Company's most recent fiscal year, Western Farm Service Inc. accounted for approximately 15% of the Company's revenues. The Company, through CCT, has had a relationship with this customer since 1981, formalized in a written agreement which is renewable on a yearly basis. While CCT considers its commercial relationship with this customer to be good, a loss of it or a significant decrease in purchases by it could have a material adverse effect on the Company's operations.

         Competition; Technological and Product Obsolescence. The markets for the Company's products are highly competitive. The Company competes with numerous, well established chemical, agricultural and consumer products companies, all of which possess substantially greater experience, financial, marketing, personnel, and other resources and have also established greater recognition for their brand names than the Company. The Company believes that these competitors have the resources to develop and have developed, are developing, or may develop and market products directly competitive with products incorporating the Company's technology. Current competitors or new market entrants could produce new or enhanced products with features that render the Company's products obsolete or less marketable. The Company's ability to compete successfully will depend on the Company's continuing research and development of new and improved products and on the Company's ability to adapt to technological changes and advances in the treatment of water system and biorational agricultural products industries. There can be no assurance that the Company will be able to compete successfully, that competitors will not develop technologies or products that render the Company's products obsolete or less marketable, or that the Company will be able to successfully enhance its products or develop new products.

         Government Regulation. The Company's water system treatment and agricultural products contain, or require the use of, various chemicals and are therefore subject to various environmental regulations and other applicable laws. Certain of the Company's water system treatment products require the use of chemicals which are classified under applicable laws as hazardous substances. The Company does not maintain insurance to compensate it for any liabilities it may incur if it were to violate environmental laws or regulations. Although the Company does not believe it has incurred any such liability to date, there can be no assurance that such environmental liabilities will not be incurred in the future. The use of certain chemicals contained in the Company's products is subject to frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency ("EPA"), the Occupational Health and Safety Administration, various state agencies and county and local authorities acting in conjunction with Federal and state authorities. Among other things, these regulatory bodies impose requirements to control air, soil and water pollution, to protect against occupational exposure to such chemicals, including health and safety risks, and to require notification of the storage, use and release of certain hazardous chemicals and substances. The Company believes that it is in substantial compliance with all material federal, state and local laws and regulations governing its material business operations and has obtained all material licenses, authorizations, approvals, orders, certificates and permits required for the operation of its business. There can be no assurance that the Company in the future will be able to comply with current or future government regulations in every jurisdiction in which it will conduct its material business operations without substantial cost or interruption of its operations, or that any present or future federal, state or local environmental protection regulations may not restrict the Company's current and possible future activities. In the event that the Company is unable to comply with such requirements, the Company could be subject to substantial sanctions, including restrictions on its business operations, monetary liability and criminal sanctions, any of which could have a material adverse effect upon the Company's business.

         Reliance on Sale of Industrial and Biorational Agricultural Products; Uncertainty of Widespread Market Acceptance of Industrial and Biorational
Agricultural   Products;   Limited   Marketing   Experience.   The   Company  is
concentrating its efforts on the sale of industrial water system treatment products and biorational agricultural products. The Company recently has developed and introduced its municipal and industrial water system treatment products, to date, and sales have been limited. Additionally, the Company recently acquired CCT and although many of the biorational agricultural products have established market acceptance, some of them are relatively new and not yet universally accepted by consumers. As is typical with new products, demand and market acceptance for the Company's industrial and new agricultural products are subject to a high level of uncertainty. Achieving widespread market acceptance for these products will require substantial marketing efforts and the expenditure of significant funds to create brand recognition and customer demand for such products and to cause potential customers to consider the benefits of the Company's products as against the traditional products to which they have been accustomed. There can be no assurance that the Company's products will achieve market acceptance or that sales of the Company's industrial water system treatment and biorational agricultural products will generate revenues sufficient to fund the Company' operations.

         Seasonality. Sales of the Company's agricultural products are seasonal, with strongest sales during the first two quarters of the calendar year. Additionally, periods of inclement weather can serve to delay purchases by consumers of agricultural products. Sales of the Pipe Klean and Well Klean II products are also seasonal in those parts of the United States in the snow belt. Such seasonal or delayed sales can result in uneven cash flow for the Company, which may require the Company to be dependent on cash flows from sales of its water system treatment products during those portions of the year when sales of agricultural products are slow and may require the Company to obtain and maintain short-term financing arrangements. In the event such financing arrangements are not available or, once acquired, cease to be available, the Company's operations and financial condition could be materially adversely affected.

         Limited Patent and Proprietary Information Protection. The Company has received a patent for the use of Eliminate technology in cleaning potable water distribution systems. The Company has several patents covering its automated control system for using the Company's Eliminate technology for controlling scale and corrosion in water distribution systems and on its process for cleaning water distribution systems. The Company also has a patent for its multi-purpose cleaning formulation which is sold by HCPC. The Company has been allowed a patent in respect of Clean Sweep. Additionally, the Company has two United States patents pending related to the process for cleaning water distribution systems. The Company currently is executing a foreign patent program on the Company's basic United States patent technology. There can be no assurance that any patents will afford the Company commercially significant protection of its technology or that the Company will have adequate resources to enforce its patents. The Company believes that it has independently developed its proprietary Eliminate technology for controlling scale and corrosion in water distribution systems and that its technology does not infringe the proprietary rights of others. Although the Company has received no claims of infringement, it is possible that infringement of existing or future patents or proprietary rights may occur. In the event that the Company's products infringe patent or proprietary rights of others, the Company may be required to modify its processes or obtain a license. There can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do so would have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to defend a patent infringement or proprietary rights action. Moreover, if any of the Company's products infringe patents or propriety rights of others, the Company under certain circumstances could become liable for damages which could have a material adverse effect on the Company.

         The Company's registered trademarks for its consumer products are Eliminate, Clean Sweep and h.e.r.c.(R) The Company also has the Eliminate(R) Man(C) registered as a copyright. The Company's registered trademarks for industrial products include some of the foregoing as well as Well Klean II and Pipe Klean. CCT's registered trademarks for its agricultural products are Stressguard(R), COoBACIL(R), Coax(R), Deny(R), Line-Out(R) and Spark(R).

         The Company also relies on proprietary know-how and confidential information and employs various methods to protect the processes, concepts, ideas and documentation associated with its technology. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such processes, concepts, ideas and documentation. Although the Company requires all of its employees to sign confidentiality agreements, there can be no assurance that such agreements will be enforceable or will provide meaningful protection to the Company. There can be no assurance that the Company will be able to adequately protect its trade secrets or that other companies will not acquire information that the Company considers to be proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable to or superior to that of the Company.

          Product Liability. The Company is engaged in a business which could expose it to possible claims for personal injury from the use of its consumer and industrial products. The Company maintains liability insurance in the aggregate amount of $2,000,000 with a per-occurrence limit of $1,000,000. Although no claims have been made against the Company or any of the customers using its industrial products to date, there can be no assurance that such claims will not arise in the future or that the insurance coverage will be sufficient to pay such claims. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company.

         Dependence on Third Party Suppliers and Manufacturers. The Company purchases substantially all of its raw chemical supplies and agricultural products from third parties. The Company believes that there are numerous available sources of supply. While the Company attempts to maintain alternative sources for the Company's supplies, the Company is subject to the risk of price fluctuations and possible delays in deliveries. Failure by suppliers to continue to supply the Company on commercially reasonable terms, or at all, would have a material adverse effect on the Company. The Company generally does not maintain long-term supply agreements with its suppliers and purchases raw materials and agricultural products pursuant to purchase orders or short-term contracts in the ordinary course of business. Failure or delay in receiving necessary raw materials and agricultural products by the Company would adversely affect the Company's operations and its ability in turn to deliver its products on a timely basis.

         Dependence on Key Personnel. The success of the Company and CCT is dependent on the personal efforts of S. Steven Carl, Chairman of the Board and Chief Executive Officer of the Company, Gary S. Glatter, President, Chief Operating Officer and Chief Financial Officer of the Company, Dr. Jerome H. Ludwig, Executive Vice President and Secretary of the Company and Gilbert C. Crowell, Jr., President and Chief Operating Officer of CCT, and certain other key personnel. The Company or CCT has entered into employment agreements with Messrs. S. Steven Carl, Gary S. Glatter, Dr. Jerome H. Ludwig and Gilbert C. Crowell, Jr. expiring in May 1999, December 1998, May 1998 and May 1999, respectively. The loss of their services could have a material adverse effect on the Company's business and prospects. The success of the Company is also dependent upon its ability to hire and retain additional qualified marketing, technical and financial personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel in the future.

         No Dividends. The Company has paid no cash dividends on its Common Stock to date. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company does not currently intend to declare any dividends on its Common Stock in the foreseeable future.

         Authorization and Discretionary Issuance of Preferred Stock. The Certificate of Incorporation of the Company authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

         Possible Volatility of Market Price; Limited Public Market Trading. From time to time the market prices of certain chemical and consumer product companies have been affected by various factors, including adverse publicity. There can be no assurance that the market price of the Common Stock will not be volatile as a result of factors such as the Company's financial results, possible adverse publicity resulting from any infractions of governmental regulations and various other factors affecting the chemical and consumer product industries or the market generally. In recent years the stock market has experienced wide price fluctuations not necessarily related to the operating performance of such companies. Although the Common Stock has been listed on The Nasdaq SmallCap Market since May 1994, there can be no assurance that a regular trading market will be sustained. Further, in order to continue to trade on The Nasdaq SmallCap Market, the Company must meet The Nasdaq SmallCap Market's standards for continued listing. If, at any time, the Company's Common Stock were de-listed from The Nasdaq SmallCap Market, the Company's securities would become subject to the "penny stock rules" applicable to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the Company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.

         Effect of Outstanding Warrants and Options. In addition to the Warrants and Unit Options to which this Prospectus relates, the Company currently has outstanding the following options and warrants, (i) warrants to purchase an aggregate of 100,000 shares of Common Stock at $5.00 per share, (ii) warrants to purchase an aggregate of 130,000 shares of Common Stock at $6.50 per share issued to the underwriter of the Company's initial public offering, (iii) warrants to purchase 362,500 shares of Common Stock at $2.50 per share, (iv) 337,000 shares of Common Stock granted and outstanding under the Stock Option Plan at exercises prices ranging from $1.94 to $5.00, and (v) other options to purchase 822,000 shares of Common Stock at prices ranging from $1.50 to $4.00 per share. All of the foregoing securities (exercisable into an aggregate of 1,751,500 shares of Common Stock), represent the right to acquire Common Stock of the Company during various periods of time and at various prices. Holders of the foregoing securities are given the opportunity to profit from a rise in the market price of the Common Stock and are likely to exercise their securities at a time when the Company would be able to obtain additional equity capital on more favorable terms. Thus, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities.

         Control by Current Stockholders. Shelby A. Carl beneficially owns 803,653 shares, or approximately 12.4%, of the outstanding shares of Common Stock prior to this offering, and S. Steven Carl beneficially owns 869,851 shares, or approximately 13.1% of the outstanding shares Common Stock prior to this offering, and together they beneficially own an aggregate of 1,693,504 shares, or approximately 24.5% of the outstanding shares of Common Stock prior to this offering. Accordingly, they are able to substantially influence the election of the Company's directors, increases in the authorized capital or the dissolution, merger or sale of the assets of the Company and otherwise influence the affairs of the Company. Moreover, additional shares may be issued to a family trust created by Shelby A. Carl and to S. Steven Carl as further consideration in connection with the acquisition of CCT.

         Potential Adverse Effect of Warrant Redemption. The Private Placement Warrants may be called for redemption by the Company at any time when the Registration Statement is current and effective, at a redemption price of $.01 per Private Placement Warrant, upon not less than 30 days' prior written notice, if the last sale price of the Common Stock has been at least $5.00 (subject to adjustment in certain circumstances) on each of the twenty consecutive trading days ending on the third day prior to the date on which the redemption notice is given. Notice of redemption of the Private Placement Warrants could force the holders to exercise the Private Placement Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Private Placement Warrants (for which there will not be a public trading market) when they may otherwise wish to hold the Private Placement Warrants, or to accept the redemption price, which would be substantially less than the value of the Private Placement Warrants at the time of redemption.

                                 USE OF PROCEEDS

         The Company is unable to estimate the number of Private Placement Warrants, Purchase Options and Purchase Option Warrants that may be exercised. The Company believes that the exercise of Private Placement Warrants, Purchase Options and Purchase Option Warrants primarily will be dependent on the market price of a share of Common Stock at the time of exercise and its relation to their exercise price.

         All 7,072,784 Shares offered hereby are being registered for the account of the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. However, of the 7,072,784 Shares offered hereby, 3,214,902 are issuable upon exercise of the Private Placement Warrants, 321,490 are issuable upon exercise of the Purchase Options and 321,490 are issuable upon exercise of the Purchase Option Warrants. If these warrants and options are fully exercised, the Company will receive up to an aggregate of $7,373,377 in gross proceeds. See "Selling Stockholders."

         The Company intends to use the net proceeds from the exercise of any Private Placement Warrants, Purchase Options and Purchase Option Warrants for working capital and general corporate purposes. Pending application of the proceeds, the Company intends to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States government obligations.

                              SELLING STOCKHOLDERS

         The 7,072,784 shares of Common Stock offered hereby consist of the following (1) 3,214,902 Private Placement Shares; (2) 3,214,902 shares underlying the Private Placement Warrants; (3) 321,490 shares issuable by the Company upon the exercise of the Purchase Options ("Purchase Option Shares") and
(4) 321,490 shares underlying the Purchase Option Warrants contained in the Units subject to the Purchase Options ("Purchase Option Warrant Shares"). The following tables set forth certain information as of June 4, 1996 and is adjusted to reflect the issuance of the above shares upon exercise of all the Private Placement Warrants, Purchase Options and Purchase Option Warrants and the sale of all of the Shares offered hereby. Unless otherwise indicated, the Selling Stockholders each possess sole voting and investment power with respect to the Shares shown and none of the Selling Stockholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                      # of Private          # of Private
                                                       Placement             Placement                        After  Offering
                                                    Shares Prior to        Warrant Shares       # of Shares   # of
Name                                                    Offering         Prior to Offering      to be Sold    Shares    %(1)

Leonard J. Adams                                          58,824                58,824            117,648       --        *
American Stock Transfer                                  117,648               117,648            235,296       --        *
  & Trust Company
Wissam Amoudi                                             88,236                88,236            176,472       --        *
Jan Arnett                                                58,824                58,824            117,648       --        *
Neil Bellet                                               58,824                58,824            117,648       --        *
Stanley H. Blum                                           29,412                29,412             58,824       --        *
S. Steven Carl(2)                                        352,942               352,942            705,884       --        *
Shelby & Margaret Carl JTWROS(3)                          29,412                29,412             58,824       --        *
Robert & Josephine Cervantes JTWROS                       29,412                29,412             58,824       --        *
Charles Schwab & Co. Inc.                                 29,412                29,412             58,824       --        *
  FBO Bruce Foerster
  IRA UTA Charles Schwab & Co. Inc.
Kenneth D. Cole                                           29,412                29,412             58,824       --        *
Grace Corso                                               29,412                29,412             58,824       --        *
Dalewood Associates L.P.                                 117,648               117,648            235,296       --        *
Dalton Trading S.A.                                      397,059               397,059            794,118       --        *
Delaware Charter Guaranty & Trust TTEE                    29,412                29,412             58,824       --        *
  FBO David Miller IRA Rollover(4)
Richard/Kenneth Etra JTWROS                               29,412                29,412             58,824       --        *
Steven Etra                                               58,824                58,824            117,648       --        *
F&T Planning Centers, Inc.                                29,412                29,412             58,824       --        *
Robert Feig                                               29,412                29,412             58,824       --        *
Rita Folger                                               58,824                58,824            117,648       --        *
Paul Giordano                                             58,824                58,824            117,648       --        *
Lloyd Goldman                                             29,412                29,412             58,824       --        *
Ernest Gottiener                                          58,824                58,824            117,648       --        *
Donald Greenberg                                          29,412                29,412             58,824       --        *
Jay & Clayre Haft JTWROS                                  29,412                29,412             58,824       --        *
Rita Hochberg                                             29,412                29,412             58,824       --        *
Alan Hooker                                               29,412                29,412             58,824       --        *
Carl C. Hsu                                               29,412                29,412             58,824       --        *
Rick Kaufman and Elaine J.                                29,412                29,412             58,824       --        *
  Lenart JTWROS
Norman Kurtz                                              29,412                29,412             58,824       --        *

                                                      # of Private          # of Private
                                                       Placement             Placement                        After  Offering
                                                    Shares Prior to        Warrant Shares       # of Shares   # of
Name                                                    Offering         Prior to Offering      to be Sold    Shares    %(1)

Mariwood Investments                                      58,824                58,824            117,648       --       *
Herbert Maxwell                                           29,412                29,412             58,824       --       *
MLPFS Cust. FBO Margaret Carl                             29,412                29,412             58,824       --       *
  Sep/IRA (5)
Jules Nordlicht                                          117,648               117,648            235,296       --       *
PLR Associates                                            29,412                29,412             58,824       --       *
Robert T. Lurvey Trust DTD 3/24/94                        58,824                58,824            117,648       --       *
Jonathan Robinson                                         29,412                29,412             58,824       --       *
Martin Rosenman                                           58,824                58,824            117,648       --       *
Alan J. Rubin                                             29,412                29,412             58,824       --       *
Wayne Saker                                               58,824                58,824            117,648       --       *
Leonard M. Schiller                                       29,412                29,412             58,824       --       *
Suzanne Schiller                                          29,412                29,412             58,824       --       *
Scoggin Capital, Mgt, L.P.                                58,824                58,824            117,648       --       *
Dr. Mark Shnitkin                                         29,412                29,412             58,824       --       *
David Thalheim                                            58,824                58,824            117,648       --       *
Frank Turner                                              29,412                29,412             58,824       --       *
Wall Street Consultants, Inc.                             58,824                58,824            117,648       --       *
Charles Warshaw                                           29,412                29,412             58,824       --       *
Michael Weissman                                          29,412                29,412             58,824       --       *
Woodland Partners                                         88,236                88,236            176,492       --       *
Daniel Bock                                               58,824                58,824            117,648       --       *
Killeba Holdings, S.A.                                   200,177               200,177            400,354       --       *

                                    # of Purchase         # of Purchase Option                          After Offering
                                    Option Shares            Warrant Shares         # of Shares to      # of Purchase
Name                              Prior to Offering        Prior to Offering           be Sold          Option Shares  %(1)


GKN Securities Corp.(6)                 115,735                   115,735               231,470          --            *
Neil Betoff(7)                            1,607                     1,607                 3,214          --            *
Richard Buonocore(7)                      6,430                     6,430                12,860          --            *
Brian K. Coventry(7)                      4,019                     4,019                 8,038          --            *
Robert Gladstone(7)                      48,224                    48,224                96,448          --            *
Roger Gladstone(7)                       48,224                    48,224                96,448          --            *
Raymond Jansen(7)                         6,430                     6,430                12,861          --            *
Andrew G. Lazarus(7)                      2,411                     2,411                 4,822          --            *
David M. Nussbaum(7)                     48,224                    48,224                96,448          --            *
Lester Rosenkrantz(7)                    32,149                    32,149                64,298          --            *
Deborah L. Schondorf(7)                   8,037                     8,037                16,074          --            *

- ----------
*      Less than 1%.

(1) Assumes all the Private Placement Warrants, Purchase Options and Purchase Option Warrants are exercised.

(2) Mr. S. Steven Carl is a director, officer and significant stockholder of the Company. As of May 28, 1996, Mr. Carl beneficially owned 869,851 shares of Common Stock, including the 705,884 shares sold in this offering.

(3) Mr. Shelby A. Carl is a director, officer and significant stockholder of the Company. As of May 28, 1996, Mr. Carl beneficially owned 803,653 shares of Common Stock, including the 58,824 shares to be sold in this offering and the shares of Common Stock to be sold in this offering by MLPFS Cust. FBO Margaret Carl SEP IRA.

(4) Mr. David Alan Miller is a partner of the law firm Graubard Mollen & Miller, general counsel to the Company.

(5)      Margaret Carl is the wife of Mr. Shelby A. Carl.

(6)      GKN was the placement agent for the Private Placement.

(7)      Affiliate or associate of GKN.

         The registration rights granted to certain of the Selling Stockholders generally provide that the Company and the Selling Stockholders indemnify each other against certain liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy and is, therefore unenforceable. See "Indemnification."


                              PLAN OF DISTRIBUTION

         The Selling Stockholders have advised the Company that sales of the Shares may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market or The Boston Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares. The Selling Stockholders may effect such transactions by selling their Shares directly to purchasers or to or through broker-dealers (including GKN), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares might be deemed to be "underwriters' within the meaning of Section 2(11) of the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

         The Company has agreed to keep the Registration Statement, of which this Prospectus is a part, effective until all the Shares are sold.


                                  LEGAL MATTERS

         Certain matters with respect to the legality of the issuance and sale of the Shares offered hereby will be passed upon for the Company by Graubard Mollen & Miller, New York, New York. Mr. David Alan Miller, a partner of Graubard Mollen & Miller, owns 29,412 shares of Common Stock and 29,412 Private Placement Warrants of the Company

                                     EXPERTS

         The consolidated financial statements of H.E.R.C. Products Incorporated appearing in the Annual Report of the Company on Form 10-KSB have been audited by BDO Seidman, LLP, independent auditors, to the extent and for the periods set forth in their report, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the registration of the Shares, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          Other Expenses of Issuance and Distribution.

         The table below sets forth the estimated expenses (except the SEC registration fee which is an actual expense) of the Registrant in connection with the offer and sale of the shares of Common Stock covered by this Registration Statement.

         SEC registration fee........................................$ 4,707.06
         Accountant's fees and expenses..............................$ 3,000.00
         Legal fees and expenses.....................................$20,000.00
         Printing and engraving expenses.............................$ 2,000.00
         Miscellaneous...............................................$ 3,292.94
                                                                     ----------
                  TOTAL..............................................$33,000.00

ITEM 15.          Indemnification of Directors and Officers.

         The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Certificate of Incorporation also provides as follows:

                  A director, or former director, shall not be liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under ss.174 of the General Corporation Law of the State of Delaware, pertaining to the liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

         Section  145  of  the  Delaware  General   Corporation  Law  concerning
indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses incurred by an officer or director in defending a civil or criminal action, suite or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith an in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Pursuant to the Agency Agreement between the Company and GKN Securities Corp., the placement agent for certain securities described in this Registration Statement and included as Exhibit 10.1 to this Registration Statement, the officers and directors of the Company are indemnified by the GKN Securities Corp., and GKN Securities Corp. and controlling persons of GKN Securities Corp. are indemnified by the Company, against certain civil liabilities under the Securities Act.


ITEM 16.          Exhibits.

Exhibit No.              Description
- -----------              -----------


   3.1 Certificate of Incorporation (incorporated by reference by Exhibit 3.1 of Registration Statement No. 33-75166 on Form SB-2)


   3.2 By-Laws (incorporated by reference from Exhibit 3.2 of Registration Statement No. 33-75166 on Form SB-2)


   4.1                  Specimen of Common Stock (incorporated by reference from
                        Exhibit 4.1 of Registration Statement No. 33- 75166 on Form SB-2)


   5.1                  Opinion of Graubard Mollen & Miller

Exhibit No.              Description
- -----------              -----------


  10.1 Agency Agreement between Registrant and GKN Securities Corp. dated March 4, 1996 (incorporated by reference from Exhibit (10)(8) of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


  10.2 Form of Purchase Option dated March 4, 1996 (incorporated by reference from Exhibit (10)(9) of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


  10.3 Form of Warrant Agreement issued to investors dated March 4, 1996 (incorporated by reference from Exhibit
                        (10)(10) of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


  10.4 Form of Subscription Agreement of investors dated March 4, 1996 (incorporated by reference from Exhibit (10)(11) of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


   22 Subsidiaries (incorporated by reference from Exhibit 22 of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


  23.1                  Consent of Graubard Mollen & Miller (included in Exhibit
                        5)


  23.2                  Consent of BDO Seidman, LLP




Item 17. Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii)  To  include  any  material   information  with
         respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona on this 3rd day of June, 1996.

                                      H.E.R.C. PRODUCTS INCORPORATED



                                      By:  /s/ Gary S. Glatter
                                          ------------------------
                                           Gary S. Glatter, President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary S. Glatter his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                       Title                                        Date
- ----------                                       -----                                        ----

   /s/ S. Steven Carl                      Chairman of the Board, Chief                 June 3, 1996
- ----------------------------------------   Executive Officer and Director (Chief
   S. Steven Carl                          Executive Officer)


   /s/ Gary S. Glatter                     President, Chief Operating Officer,          June 3, 1996
- ----------------------------------------   Treasurer and Director (Principal
   Gary S. Glatter                         Financial and Accounting Officer)



   /s/ Jerome H. Ludwig                    Executive Vice President, Secretary          June 3, 1996
- -----------------------------------------  and Director
   Jerome H. Ludwig


   /s/ Shelby A. Carl                      Chairman Emeritus and Director               June 3, 1996
- ----------------------------------------
   Shelby A. Carl

                                  EXHIBIT INDEX
                                  -------------


Exhibit No.     Description                                           Page No.
- -----------     -----------                                           --------


   3.1          Certificate  of  Incorporation   (incorporated  by
                reference by Exhibit 3.1 of Registration Statement No. 33-75166 on Form SB-2)


   3.2          By-Laws  (incorporated  by reference  from Exhibit
                3.2 of Registration Statement No. 33-75166 on Form
                SB-2)


   4.1          Specimen   of  Common   Stock   (incorporated   by
                reference   from   Exhibit  4.1  of   Registration
                Statement No. 33- 75166 on Form SB-2)


   5.1          Opinion of Graubard Mollen & Miller                      II-8


   10.1 Agency Agreement between Registrant and GKN Securities Corp. dated March 4, 1996 (incorporated by reference from Exhibit (10)(8) of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


   10.2 Form of Purchase Option dated March 4, 1996 (incorporated by reference from Exhibit (10)(9) of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


   10.3 Form of Warrant Agreement issued to investors dated March 4, 1996 (incorporated by reference from Exhibit (10)(10) of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


   10.4 Form of Subscription Agreement of investors dated March 4, 1996 (incorporated by reference from Exhibit (10)(11) of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


   22           Subsidiaries   (incorporated   by  reference  from
                Exhibit 22 of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)


   23.1         Consent of Graubard  Mollen & Miller  (included in
                Exhibit 5)


   23.2         Consent of BDO Seidman, LLP                              II-10